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                                                                    EXHIBIT 99.2

                                                               September 3, 2002



Dear Shareholder:

         On behalf of your Board of Directors I am writing to tell you of a Special Meeting of Chesapeake Financial Shares, Inc. to be held on or about November 12, 2002. This meeting will be to consider an important transaction that will result in the termination of the registration of Chesapeake's common stock with the Securities and Exchange Commission.

         A corporate reorganization commonly known as "going private" has been approved by your Board of Directors. In order to accomplish this, a corporation will be chartered for this specific purpose and will merge into Chesapeake Financial Shares, Inc. As a result stockholders who own less than 500 shares will receive cash for their shares in the amount of $27.00 per share. Stockholders who own more that 500 shares will continue to be shareholders of Chesapeake Financial Shares, Inc.

         The Board of Directors believes the transaction is consistent with their vision of maintaining an independent company providing quality financial services to clients in its marketplace. Those services include commercial banking through Chesapeake Bank and asset management, trust, brokerage, and insurance through Chesapeake Investment Group. The Board believes that the cost of being a "public" company is not justified by the benefits given its limited trading activity and its consistently undervalued stock price.

         In conjunction with the meeting, all stockholders will receive a detailed proxy statement and other information that will fully describe the reorganization and its impact on each stockholder.

         Please read the enclosed copy of a press release announcing the proposed plan.

         We are looking forward to the Special Meeting and hope to see you there.

                                                     Yours sincerely,




                                                     Douglas D. Monroe, Jr.
                                                     Chairman of the Board &
                                                     Chief Executive Officer

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Enclosure